                                                Filed pursuant to Rule 424(b)(3)
                                                           File Number 333-56406

PROSPECTUS SUPPLEMENT NO. 6
---------------------------


                                 $829,823,000

                              DANAHER CORPORATION

                    LIQUID YIELD OPTION (TM) NOTES DUE 2021
                            (ZERO COUPON -- SENIOR)
                                      AND
                          COMMON STOCK ISSUABLE UPON
                            CONVERSION OF THE LYONS

     This prospectus supplement supplements the prospectus dated March 16, 2001 of Danaher Corporation, as supplemented March 20, 2001, April 17, 2001, May 2, 2001, May 23, 2001 and June 21, 2001, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $829,823,000 aggregate principal amount at maturity of LYONs and the common stock issuable upon conversion of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of Selling Securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                                       Aggregate
                                    Principal Amount                           Number of Shares
                                     at Maturity of        Percentage of       of Common Stock        Percentage of
                                     LYONs That May            LYONs             That May be          Common Stock
Name                                    be Sold             Outstanding            Sold(1)            Outstanding(2)
----                                    -------             -----------            -------            --------------
Bank of New York                         $1,300,000              *                        9,447              *

Additionally, the following represents updated information regarding the selling securityholders listed in the Selling Securityholder table in the prospectus:

                                                Aggregate
                                             Principal Amount                       Number of Shares
                                              at Maturity of      Percentage of     of Common Stock      Percentage of
                                              LYONs That May         LYONs            That May be        Common Stock
Name                                             be Sold           Outstanding          Sold(1)          Outstanding(2)
----                                             -------           -----------          -------          --------------
All other holders of LYONs or future
transferees, pledgees, donees, assignees
or successors of any such holders (3)(4)         $514,213,000         62.0%                3,737,094          2.6%

______________________
* Less than one percent (1%).
(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     7.2676 shares of common stock per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future.
(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 142,416,505 shares of common stock outstanding as of February 23, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs.
(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.
(4) Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

     Investing in the LYONs involves risks that are described in the "Risk Factors Relating to the LYONs" section beginning on page 12 of the prospectus.

     Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is July 9, 2001.

(TM)Trademark of Merrill Lynch & Co., Inc.